UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2008

VONAGE HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32887	11-3547680
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23 Main Street, Holmdel, NJ	07733
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 528-2600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As previously reported in the Current Report on Form 8-K filed by Vonage Holdings Corp. (the “Company”) on April 25, 2008, the Company signed a non-binding letter of intent on April 18, 2008 with a third party financing source to provide $215 million in a private debt financing, subject to certain conditions. Although the terms of the financing arrangement may change, the Company currently expects that approximately two-thirds of the financing will be provided through a senior secured credit facility and approximately one-third will be provided through the issuance of convertible secured notes.

On June 16, 2008, the third party financing source and the Company agreed to extend the exclusivity period under the non-binding letter of intent from June 13, 2008 to June 23, 2008 to permit the third party financing source to continue to negotiate the terms of the financing commitment. The other party has not agreed to deliver a financing commitment and there can be no assurance that the financing will be successfully consummated.

Safe Harbor Statement

This Current Report on Form 8-K contains forward-looking statements regarding the Company’s proposed financing. The forward-looking statements in this report are based on information available at the time the statements are made and/or management’s belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. These factors include the Company’s ability to consummate the financing arrangement, which is subject to numerous uncertainties, including but not limited to completion of due diligence review by the financing party, successful negotiation between the Company and the financing party of a commitment for the financing arrangement and successful negotiation of definitive documentation for the financing arrangement. The consummation of the transactions may also be impacted by the other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission. While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VONAGE HOLDINGS CORP.

Date: June 17, 2008	By:	/s/ John S. Rego
John S. Rego
Executive Vice President, Chief Financial Officer and Treasurer